SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: July 21, 2009

ANGEL ACQUISITION CORP.

 (Exact name of registrant as specified in its charter)

Nevada	06-1588136
(State of incorporation)	(IRS Employer ID Number)

1802 N. Carson Street, Suite 212-3018, Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

(775) 887-0670

(Issuer's telephone number)

N/A
(Former name, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On July 20, 2009, the Board of Directors appointed Peter Burns to the Board of Directors effective July 21, 2009.  The Registrant and Mr. Burns are currently in the processes of finalizing a director agreement; however, as of the date hereof there is not a written director agreement in place.

Biographical information for Peter Burns

Peter Burns is a serial entrepreneur who specializes in the establishment and operation of niche market multi-location businesses.  He is an innovative businessman who creates many new concepts from the ground up, such as the first integrated media-rich commercial e-mail marketing business, the “Insert-A-Zine” niche-publishing concept and the first accredited College of Entrepreneurship in the United States at Grand Canyon University in Phoenix.  Mr. Burns is the founder (2008), and current chief executive officer of Club E Factory, a development and mentorship group made up of and for entrepreneurs.  Club E Factory is launching several initiatives, including We Are America’s Bailout. He is also the founder (2007) of Club E Network, an association of entrepreneurs, which started with Burns’ initial 19 students from the Barrett Honors College at Arizona State University.  It has since grown to over 7000 members and it is the largest network of entrepreneurs in the country.  Burns is also a Dean at Andrew Jackson University, a fully accredited online institution. Mr. Burns has served as principal and chief operating officer of Resorts Clubs International, Inc. since 2005. Resort Clubs International, Inc. is a unique membership program in golf industry at select private country club locations with corporate memberships and high-end residences across United States.

Early in his career, Peter established the first U.S. motorized bicycle (moped) rental and proceeded to expand initial operation into an international chain of 100 units, creating the largest recreational rental operation in the world. Burns was also a founding member of (YEO) Young Entrepreneurs Organization.  Peter has been featured in publications and television shows including The Arizona Republic, CNN, FOX News, FOX Business, Entrepreneur Magazine, Nations Business, The Phoenix Business Journal, The State Press, USA TODAY, and The Wall Street Journal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEL ACQUISITION CORPORATION

July 23, 2009	/s/ Steve Bonenberger
Date	Steve Bonenberger, Chief Executive Officer